EXHIBIT 12

                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                   (Unaudited)



                                   EXHIBIT 12

($ in thousands)                                    Three Months Ended March 31,
                                                      2000                1999
                                                    -------             -------
Income before income taxes and
     after minority interest                         $5,360              $5,317
Undistributed equity income                            (102)                (58)
Minority interest income of subsidiaries
     with fixed charges                               2,643                 355
                                                    -------             -------
Adjusted earnings                                     7,901               5,614
                                                    -------             -------
Interest on debt                                      2,426               2,329
Loan fees                                                84                 --
                                                    -------             -------
Total fixed charges                                   2,510               2,329
                                                    -------             -------
Total available earnings before fixed charges       $10,411              $7,943
                                                    =======             =======
Ratio                                                   4.1                 3.4
                                                    =======             =======






